EXECUTION COPY

UNIT PURCHASE AGREEMENT

AMONG

HOME HEALTH CARE HOLDINGS, LLC,

EMERITUS CORPORATION,

EMERICARE NOC LLC,

THE MEMBERS OF HOME HEALTH CARE HOLDINGS, LLC AND

KINDERHOOK INDUSTRIES, LLC,

AS SELLER REPRESENTATIVE

DATED AS OF NOVEMBER 1, 2012

i

SCHEDULES:

1.3	—	Permitted Liens
2.1(b)	—	Business Qualifications
2.2(a)	—	Ownership of Outstanding Company Common Units
2.2(b)	—	Target Company Jurisdictions; Subsidiaries
2.5	—	Consents
2.6	—	Material Contracts
2.7(a)	—	Liabilities
2.7(b)	—	Certain Events
2.8	—	Litigation
2.9(a)	—	Permits
2.9(c)	—	Judgments
2.9(e)	—	Audits
2.10(a)	—	Employee Plans
2.10(i)	—	Special Arrangement Employee Compensation
2.11	—	Environmental, Health, and Safety Matters
2.12(a)	—	Registered Intellectual Property
2.12(b)	—	Intellectual Property Licenses
2.13	—	Labor Matters
2.14	—	Insurance
2.17(b)	—	Leased Real Property
2.18	—	Transactions with Affiliates
2.19(a)	—	Government Program Participation/Accreditation
2.19(b)	—	Special Events
2.19(c)	—	Medicare Claims
5.2(g)	—	Affiliate Agreements to be Terminated

EXHIBITS:

A	—	List of Members and Number of Company Common Units being Sold by each Member
B	—	Net Working Capital as of July 31, 2012
C	—	Form of Escrow Agreement
D	—	Methodology for the allocation of the payment of the Closing Date Cash Payment to the Members
E	—	Applicable Percentages of Members
F	—	Financial Statements

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this "Agreement"), dated as of November 1, 2012 is made by and among Home Health Care Holdings, LLC, a Delaware limited liability company (the "Company"), Emeritus Corporation, a Washington corporation  ("Parent"), EmeriCare NOC LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of Parent ("Buyer"), the members of the Company set forth on Exhibit A attached hereto (each, a "Member" and collectively, the "Members"), and Kinderhook Industries, LLC, a Delaware limited liability company ("Seller Representative").  The Company, Parent, Buyer, Members and Seller Representative shall be referred to herein from time to time collectively as the "Parties" and individually as a "Party."

WHEREAS, the Board of Directors of the Company has, upon the terms and subject to the conditions set forth herein, approved the execution by the Company of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Members collectively own all of the issued and outstanding Company Common Units of the Company (as defined below) and desire and intend to sell certain of such Company Common Units to Buyer at the price and on the terms and subject to the conditions set forth below, except that (i) Affectionate Home Health Care, LLC ("AHHC") shall retain, and not sell to Buyer, a portion of the Company Common Units owned by AHHC with a value as of the Closing of $8,000,000 (the "AHHC Rollover Equity"), (ii) Jamie S. Hynes ("Hynes") shall retain, and not sell to Buyer, a portion of the Company Common Units owned by Hynes with a value as of the Closing of $1,000,000 (the "Hynes Rollover Equity") and (iii) Kimberly A. Wier ("Wier") shall retain, and not sell to Buyer, a portion of the Company Common Units owned by Wier with a value as of the Closing of $1,000,000 (the "Wier Rollover Equity"; and collectively, with the AHHC Rollover Equity and the Hynes Rollover Equity, the "Rollover Equity");

WHEREAS, the Board of Directors of Buyer has, upon the terms and subject to the conditions set forth herein, approved and consented to the execution by Buyer of this Agreement and the consummation of the transactions contemplated hereby in accordance with applicable Law; and

WHEREAS, Buyer desires and intends to buy certain of the Company Common Units from the Members at the price and on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                          ARTICLE 1

PURCHASE PRICE; DEFINITIONS

Section 1.1 Purchase and Sale of Company Common Units; Rollover Equity.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Member shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Member, the number of Company Common Units being sold by such Member set forth on Exhibit A, free and clear of any and all Liens, other than any Liens pursuant to the Company LLC Agreement, the Securityholders Agreement, the DLLCA or securities Laws; provided that, notwithstanding the foregoing, (i) AHHC shall retain, and not sell to Buyer, the AHHC Rollover Equity, (ii) Hynes shall retain, and not sell to Buyer, the Hynes Rollover Equity and (iii) Wier shall retain, and not sell to Buyer, the Wier Rollover Equity.

Section 1.2 Closing.  The closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the Company and Buyer (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the Parties.

Section 1.3 Definitions.

(a) Definitions.  For purposes of this Agreement, the terms set forth below have the following meanings:

"Accounting Principles" means GAAP as applied by the Company in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 2011.

"Actual Adjustment" means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price (as herein defined).  For the avoidance of doubt, the Actual Adjustment may be a negative number.

"Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

"Class A Common Units" means the Company's Class A Common Units (as such term is defined in the Company LLC Agreement).

"Class B Common Units" means the Company's Class B Common Units (as such term is defined in the Company LLC Agreement).

"Class C-1 Common Units" means the Company's Class C-1 Common Units (as such term is defined in the Company LLC Agreement).

"Class C-2 Common Units" means the Company's Class C-2 Common Units (as such term is defined in the Company LLC Agreement).

"Class C-3 Common Units" means the Company's Class C-3 Common Units (as such term is defined in the Company LLC Agreement).

"Closing Date Cash and Cash Equivalents" means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Target Companies as of immediately prior to the Closing.

"Closing Date Funded Indebtedness" means the Funded Indebtedness as of immediately prior to the Closing.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Common Units" means the Class A Common Units, the Class B Common Units, the Class C-1 Common Units, the Class C-2 Common Units and the Class C-3 Common Units.

"Company LLC Agreement" means that certain Limited Liability Company Agreement of the Company, dated as of November 9, 2005, by among the Members, as amended as of the date hereof.

"Company Material Adverse Effect" means any event, occurrence, fact, condition or change, individually or in the aggregate, that (i) has a material adverse effect  upon the financial condition, business or results of operations of the Target Companies, taken as a whole, or (ii) has a material adverse effect on the ability of the Target Companies to consummate the transactions contemplated hereby, or (iii) has prohibited or would prohibit, or has made or would make it practically infeasible, for the Operating Entities as a whole to furnish home health care services to residents of assisted living facilities in Florida operated by affiliates of Parent; provided, however, that any adverse change, event or effect arising from or related to (a) conditions affecting the United States economy generally, except to the extent any such condition has a substantially disproportionate effect on the Target Company relative to other Persons principally engaged in the same industry as the Target Companies, (b) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets (including, without limitation, any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in any Laws by any Governmental Entity (except with respect to (iii), above), (f) any change that is generally applicable to the industries or markets in (or segments thereof) which the Target Companies operate (except with respect to (iii), above), (g) any public announcement of the transactions contemplated by this Agreement, (h) any failure (as distinguished from any change or effect giving rise to or contributing to such failure) by the Target Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (i) the taking of any action expressly contemplated by this Agreement and the other agreements contemplated hereby, including, without limitation, the completion of the transactions contemplated hereby and thereby or (i) any adverse change in or effect on the business of the Target Companies that is cured prior to the Closing, shall not be taken into account in determining whether a "Company Material Adverse Effect" has occurred.

"DLLCA" means the Delaware Limited Liability Company Act.

"Employee Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, practice, contract or arrangement (including any "employee benefit plan," as defined in Section 3(3) of ERISA) (a) sponsored, maintained or contributed to by any Target Company or to which any Target Company is a party, (b) covering or benefiting any current or former officer, employee, agent, director or individual independent contractor of any Target Company (or any dependent or beneficiary of any such individual), or (c) with respect to which any Target Company has (or could have) any obligation or material liability.

"Enterprise Value" means $112,500,000.00.

"Environmental, Health, and Safety Requirements" shall mean all Laws concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

"ERISA Affiliate" means any Person that, together with any Target Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

"Estimated Purchase Price" means a good faith estimate of the Purchase Price, as determined by the Company based upon the most recent financial statements of the Target Companies as of the date of such estimate while taking into account changes in the Target Companies' financial position since the date of such financial statements.  In connection with determining the Estimated Purchase Price, the Company shall use the actual (a) Enterprise Value, (b) amount of Closing Date Funded Indebtedness as set forth in the applicable Payoff Letters and (c) amount of Selling Expenses as set forth in applicable Selling Expenses Invoices, and estimate the amount of (x) Closing Date Cash and Cash Equivalents, (y) the Net Working Capital Adjustment and (z) the Pre-Closing Tax Accrual Amount.

"Fundamental Representations" means the representations and warranties set forth in Section 2.1(a) (Organization and Qualification), Section 2.2 (Capitalization of the Company; Subsidiaries), Section 2.3 (Authority), Section 2.10 (Employee Plans) and Section 2.15 (Tax Matters).

"Funded Indebtedness" means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, penalties or fees payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of the Target

Companies consisting of (a) indebtedness for borrowed money (other than trade payables and accrued expenses arising in the ordinary course of business) or (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, excluding any undrawn letters of credit and including, without limitation, pursuant to the USB Credit Agreement.  Notwithstanding the foregoing, "Funded Indebtedness" shall not include any obligations under any note or other indebtedness issued by any Target Company to any other Target Company, any operating leases or any capitalized leases.

"GAAP" means United States generally accepted accounting principles.

"Governmental Entity" means any court or tribunal or administrative, governmental or regulatory body or agency.

"Governing Documents" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the "Governing Documents" of a corporation are its certificate of incorporation and bylaws, the "Governing Documents" of a limited partnership are its limited partnership agreement and certificate of limited partnership and the "Governing Documents" of a limited liability company are its limited liability company agreement and certificate of formation.

"Health Care Laws" means any and all Laws relating to the regulation of the health care industry or to payment for items or services rendered, provided, dispensed or furnished by health care providers or suppliers including, without limitation, the following Laws:  (i) the federal Medicare statute (42 U.S.C. § 1395 et seq.); (ii) the federal physician self-referral ("Stark") Law (42 U.S.C. § 1395nn); (iii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), (iv) the federal False Claims Act (31 U.S.C. § 3729-33); (v) any federal or state prohibition on the defrauding or making of or causing the defrauding or making of any false claim, false statement or misrepresentation of material facts to any third-party payor (including commercial and private payors and Medicare Advantage Plans) or any Governmental Entity that administers a federal or state health care program (including Medicare and TriCare); (vi) all state physician self-referral prohibitions, state anti-kickback Laws, and illegal remuneration Laws, and provider conflict of interest Laws; (vii) all Privacy Laws; (viii) the applicable provisions of the Patient Protection and Affordable Care Act of 2010 (P.L. 111 148) and Health Care and Education Reconciliation Act of 2010 (P.L. 111-152); and (ix) with respect to each of the above, all applicable ordinances, rules, regulations, requirements, and orders issued thereunder.

"Intellectual Property" means all intellectual property rights worldwide owned (or purported to be owned), applied for, used or licensed (whether as licensor or licensee), including any and all foreign and domestic trade names, trademarks, service marks, domain names, logos, copyrights, design rights, mask works, rights in databases, moral rights, trade secrets, trade dress, patents and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.

"Law" means any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any Governmental Entity.  References to any Law or legal obligation are references to that Law or legal obligation as of the Closing Date, unless a representation or warranty or other provision by its terms applies to a specific period of time, in which event Law refers to the Law or legal obligation as it exists or existed at each time relevant to the conditions or performance at issue.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, option or similar encumbrance of any kind other than pursuant to any applicable securities Laws.  For the avoidance of doubt, "Lien" shall not be deemed to include any license of Intellectual Property.

"Material Services Contracts" means the most significant contracts under which any of the Target Companies provide home health care services, measured by revenue for the twelve (12)-month period ending June 30, 2012, that together comprise no less than eighty percent (80%) of the aggregated revenue of the Target Companies.

"Net Working Capital" means, with respect to the Target Companies, as of a particular time, those current assets of the Target Companies, on a consolidated basis, as of such time, that are included in the line item categories of current assets specifically identified on Exhibit B, less those current liabilities of the Target Companies, on a consolidated basis, as of such time, that are included in the line item categories of current liabilities specifically identified on Exhibit B, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Principles, applied on a basis consistent with the preparation of the Net Working Capital as of July 31, 2012, which is attached hereto as Exhibit B.  Notwithstanding the foregoing, "Net Working Capital" shall not include any dividends, deferred financing costs, deferred Tax assets, deferred Tax liabilities, Taxes payable or receivable (other than Payroll Taxes and other than Tangible Property Taxes), property and equipment, goodwill and other intangible assets, Closing Date Cash and Cash Equivalents, Funded Indebtedness, Selling Expenses, or any fees, expenses or other liabilities incurred in connection with any financing by Buyer and/or its affiliates of the transactions contemplated hereby.

"Net Working Capital Adjustment" means the amount of the difference (which may be an excess or shortfall) between the Net Working Capital as of immediately prior to the Closing and the Target Net Working Capital.

"NOC" means Nurse on Call, Inc., a Delaware corporation, and, as of the date hereof, a wholly-owned subsidiary of the Company.

"Operating Entities" means Nurse on Call of South Florida, Inc., Nurse On Call Homecare, Inc., Nurse On Call of Broward, Inc., Unity Home Health Services, Inc. and Nurse on Call of Texas, Inc.

"Payroll Taxes" means any Taxes withheld from employee wages and any Taxes payable by an employer directly related to the employment of such employee and the payment of such employee’s wages.

"Permitted Liens" means (a) mechanic's, materialmen's, carriers', repairers' and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Target Companies' present uses or occupancy of such real property, (d) Liens securing the obligations of the Target Companies under the USB Credit Agreement, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Target Companies, and (i) Liens described on Schedule 1.3.

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization or entity, whether or not a legal entity, or a Governmental Entity.

"Pre-Closing Tax Accrual Amount" means, with respect to the Target Companies, the amount of Taxes (excluding Payroll Taxes and Tangible Property Taxes) payable as of the Closing, as determined in a manner consistent with the Target Companies practices for determining such Taxes (excluding Payroll Taxes and Tangible Property Taxes) payable; provided that if as of the Closing, the Target Companies have prepaid Taxes (excluding Payroll Taxes and Tangible Property Taxes) rather than Taxes (excluding Payroll Taxes and Tangible Property Taxes) payable, then the "Pre-Closing Tax Accrual Amount" shall be a negative number equal to the amount of such prepaid Taxes (excluding Payroll Taxes and Tangible Property Taxes).

"Pre-Closing Tax Period" means any Tax period that ends on or prior to the Closing Date, and the portion of any Straddle Period through the end of the Closing Date.

"Privacy Laws" means the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), and applicable state Law counterpart Laws and regulations).

"Purchase Price" means (a) the Enterprise Value, plus, (b) Closing Date Cash and Cash Equivalents, plus (c) the Net Working Capital Adjustment (which may be a negative number), minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Selling Expenses (which Selling Expenses shall be paid on the Closing Date pursuant to Section 1.4 hereof), minus (e) the Pre-Closing Tax Accrual Amount (which may be a negative number).

"Securityholders Agreement" means that certain Securityholders Agreement of dated as of November 9, 2005, by among the Company and the Members a party thereto, as amended as of the date hereof.

"Selling Expenses" means all of the Target Companies' expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and any other amounts payable by the Target

Companies upon the consummation of the transactions contemplated by this Agreement, in each case, that are payable by any of the Target Companies as of the Closing, including, (i) the collective amount payable as of the Closing by NOC to Kirkland & Ellis LLP and Hogan Lovells US LLP, in each case, as a result of the transactions contemplated by this Agreement and as set forth in the Selling Expenses Invoice, (ii) $75,000 payable by the Company to Seller Representative as of the Closing as the "Expense Funds" as provided in Section 9.1(b) hereof and (iii) any bonus amounts payable by any of the Target Companies upon the consummation of the transactions contemplated by this Agreement (other than any amounts that are only payable if the applicable employee's employment is terminated) (but, as a point of clarity, only to the extent any such amounts have not been paid by any of the Target Companies on or prior to the Closing in a manner that has reduced the amount of Closing Date Cash and Cash Equivalents such as in the manner described in Section 4.15).

"Straddle Period" means any Tax period that begins before and ends after the Closing Date.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

"Tangible Property Tax" means any tangible personal property Tax.

"Target Companies" means the Company and its Subsidiaries.

"Target Net Working Capital" means $10,224,416.

"Tax" or "Taxes" means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges of any nature whatsoever, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto) (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes and deficiency assessments, including any liability under escheat and unclaimed property Laws, and whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and any liability for the payment of any amounts of the type described above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of a tax-sharing, tax allocation, or tax indemnification agreement, arrangement or understanding, or as a result of being liable for another Person's taxes, as a transferee or successor, by contract or otherwise, and the term "Tax" means any one of the foregoing Taxes.

"Transaction Documents" means this Agreement, the Escrow Agreement and all other agreements, certificates, instruments and other documents to be executed or delivered in connection with the transactions contemplated by this Agreement.

"USB Credit Agreement" means the Credit Agreement dated as of December 14, 2010, as amended, by and among the Target Companies, the Lenders party thereto and U.S. Bank, National Association.

"USB Liens" means any and all Liens granted to secure obligations under the USB Credit Agreement and related obligations.

Section 1.4 Purchase Price.

(a) Estimated Purchase Price.  No later than two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a calculation of the Estimated Purchase Price (the "Estimated Closing Statement").  The Estimated Closing Statement shall also include (A) an invoice or other document issued by each Person owed Selling Expenses, which sets forth (i) the amounts required to pay in full all Selling Expenses owed to such Person on the Closing Date and (ii) the wire transfer instructions for the payment of such Selling Expenses to such Person (collectively, the "Selling Expenses Invoices") and (B) the Pre-Closing Tax Accrual Amount.

(b) Payments by Buyer at the Closing.  On the Closing Date, Buyer shall pay, or shall cause to be paid the following:

(i) $10,000,000 of cash (such amount, the "Indemnity Escrow Amount" and such cash, the "Indemnity Escrow Funds") shall be deposited into an escrow account (the "Indemnity Escrow Account") established pursuant to an escrow agreement (the "Escrow Agreement"), which Escrow Agreement (x) Buyer and Seller Representative hereby agree to enter into on the Closing Date with Wells Fargo Bank, National Association (or such other escrow agent as may be mutually agreed upon between Buyer and Seller Representative), as escrow agent (the "Escrow Agent") and (y) shall be substantially in the form of Exhibit C attached hereto (subject to any reasonable comments from the Escrow Agent);

(ii) $500,000 of cash (such amount, the "Adjustment Escrow Amount" and such cash, the "Adjustment Escrow Funds") shall be deposited into an escrow account (the "Adjustment Escrow Account") established pursuant to the Escrow Agreement;

(iii) an amount of cash equal to the Closing Date Funded Indebtedness as set forth in the applicable Payoff Letters, to be paid in accordance with the wire transfer instructions provided in such Payoff Letters;

(iv) an amount of cash equal to the Selling Expenses as set forth on the Estimated Closing Statement, to be paid in accordance with the instructions provided (A) by Seller Representative (in the case of "Expense Funds" as provided in Section 9.1(b) hereof) and (B) otherwise, in the Selling Expenses Invoices; and

(v) an amount of cash (such amount, the "Closing Date Cash Payment") equal to the Estimated Purchase Price minus the sum of (A) the Indemnity Escrow Amount, (B) the Adjustment Escrow Amount and (C) $10,000,000, which represents the value of the Rollover Equity, shall be paid by wire transfer of immediately available funds as directed by Seller Representative (on behalf of the holders of the Company Common Units as of immediately prior to the Closing).  Pursuant to this Section 1.4(b)(v), Seller Representative shall direct that the Closing Date Cash Payment be paid to the holders of the Company Common Units as of immediately prior to the Closing in accordance with Exhibit D and Exhibit E, as applicable.

(c) Preparation of the Final Statement of Purchase Price.

(i) As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative (A) a proposed calculation of the Net Working Capital Adjustment, (B) a proposed calculation of the amount of Closing Date Cash and Cash Equivalents, (C) a proposed calculation of the amount of Selling Expenses, (D) a proposed calculation of the Pre-Closing Tax Accrual Amount and (E) a proposed calculation of the Purchase Price, and, in each case, the components thereof.  The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the "Proposed Purchase Price Calculations".  Buyer agrees to prepare the Proposed Purchase Price Calculations in a manner consistent with the Accounting Principles.

(ii) If Seller Representative does not give written notice of dispute (a "Purchase Price Dispute Notice") to Buyer within twenty (20) Business Days of receiving the Proposed Purchase Price Calculations, Seller Representative and the other Parties agree that the Proposed Purchase Price Calculations shall be deemed to set forth the Purchase Price.  If Seller Representative gives a Purchase Price Dispute Notice to Buyer (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such twenty (20) Business Day period, Seller Representative and Buyer will use reasonable efforts to resolve the dispute during the thirty-day (30) period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller Representative.  If Buyer and Seller Representative do not obtain a final resolution within such thirty-day (30) period, then the items in dispute (and Buyer's and Seller Representative's respective positions with respect to such disputed items) shall be submitted immediately to Ernst & Young LLP (the "Accounting Firm").  All such disputes between Seller Representative and Buyer shall be presented to the Accounting Firm at the same time for resolution.  The Accounting Firm shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis thereof, must be in accordance with the terms of this Agreement and in a manner consistent with the Accounting Principles and must only address the specific items in dispute.  The Accounting Firm will resolve each item in dispute by choosing an amount between or equal to Buyer's and Seller Representative's respective position for each such disputed item.  The determination of the Accounting Firm shall be conclusive and binding upon the Members as of immediately prior to the Closing, Buyer, the Company and Seller Representative and not subject to collateral attack for any reason other than gross negligence, manifest error or fraud.  Buyer will revise the Proposed Purchase Price Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.4(c)(ii).  The "Final Statement of Purchase Price" shall mean the Proposed Purchase Price Calculations together with any revisions thereto determined pursuant to this Section 1.4(c)(ii).

(iii) In the event Buyer and Seller Representative submit any unresolved objections to an Accounting Firm for resolution as provided in Section 1.4(c)(ii) above, Buyer and Seller Representative will share responsibility for the fees and expenses of such Accounting Firm as follows:

(A) if such Accounting Firm resolves all of the remaining objections in favor of Buyer's position (the Purchase Price so determined is referred to herein as the "Low Value"), then all of the fees and expenses of the Accounting Firm shall be paid from the Adjustment Escrow Account;

(B) if such Accounting Firm resolves all of the remaining objections in favor of Seller Representative's position (the Purchase Price so determined is referred to herein as the "High Value"), then Buyer will be responsible for all of the fees and expenses of such Accounting Firm; and

(C) if such Accounting Firm neither resolves all of the remaining objections in favor of Buyer's position nor resolves all of the remaining objections in favor of Seller Representative's position (the Purchase Price so determined is referred to herein as the "Actual Value"), then that fraction of the fees and expenses of such Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Adjustment Escrow Account, and Buyer will be responsible for the remainder of the fees and expenses of such Accounting Firm.

(iv) Buyer will make the financial records of the Target Companies (including work papers of its accountants) available to Seller Representative and its accountants and other representatives at reasonable times during the period beginning on the Closing Date and ending on date of the final determination of the Purchase Price pursuant to Section 1.4(c)(ii) above.

(d) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount (the "Adjustment Excess"), then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.4(c)(ii) above, Buyer will pay, or shall cause to be paid, such Adjustment Excess by wire transfer of immediately available funds as directed by Seller Representative (on behalf of the holders of the Company Common Units as of immediately prior to the Closing).  Pursuant to this Section 1.4(d)(i), after giving effect to the reimbursement of any out-of-pocket expenses of Seller Representative as provided in Section 9.1(b) hereof, Seller Representative shall direct that the amount of any Adjustment Excess (net of any portion of such Adjustment Excess paid to Seller Representative as described above) be paid to the holders of the Company Common Units as of immediately prior to the Closing in accordance with the applicable percentages set forth on Exhibit E.

(ii) If the Actual Adjustment is a negative amount (the "Adjustment Shortfall"), then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.4(c)(ii) above, Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer by wire transfer of immediately available funds (A) first, from the Adjustment Escrow Account, an amount equal to the lesser of (x) the Adjustment Shortfall and (y) the amount of cash then in the Adjustment Escrow Account, and (B) second, if there are no funds remaining in the Adjustment Escrow Amount, from the Indemnity Escrow Account, an amount equal to the positive difference between the Adjustment Shortfall and the amount delivered to Buyer pursuant to Section 1.4(d)(ii)(A), if any.

(iii) Immediately following the payments set forth in Section 1.4(d)(i) and (ii), Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver all Adjustment Escrow Funds remaining in the Adjustment Escrow Account, if any, to be paid by wire transfer of immediately available funds as directed by Seller Representative.  Pursuant to this Section 1.4(d)(iii), after giving effect to the reimbursement of any out-of-pocket expenses of Seller Representative as provided in Section 9.1(b) hereof, Seller Representative shall direct that such funds be paid to the holders of the Company Common Units as of immediately prior to the Closing in accordance with the applicable percentages set forth on Exhibit E.

Section 1.5 Tax Withholding.  Buyer will be entitled to deduct and withhold from the Purchase Price and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

                    ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Buyer as of the date hereof as follows:

Section 2.1 Organization and Qualification.

(a) Each Target Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization specified on Schedule 2.2(b).  Each Target Company has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) Each Target Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each of the jurisdictions specified on Schedule 2.1(b), which are the only jurisdictions in which the property currently owned, leased or operated by such entity, or the nature of the business currently conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not  be material to the Target Companies, taken as a whole.

(c) The Company has made available to Buyer an accurate and complete copy of each Target Company's Governing Documents (collectively, the "Company Charter Documents"), in each case, as in effect as of the date hereof.

Section 2.2 Capitalization of the Company; Subsidiaries.

(a) As of the date hereof, the authorized membership interests of the Company consists of (i) Class A Common Units, 23,000,000 of which are issued and outstanding, (ii) Class B Common Units, 1,253,333 of which are issued and outstanding, (iii)  Class C-1 Common Units, 1,086,544 of which are issued and outstanding, (iv)  Class C-2 Common Units, 701,963 of which are issued and outstanding, and (v)  Class C-3 Common Units, 760,460 of which are issued and outstanding.  As of the date hereof, all of the issued and outstanding Company Common Units are duly authorized and validly issued, are fully paid and non-assessable and, as of the date hereof, are owned, beneficially and of record, as set forth on Schedule 2.2(a), free and clear of any Liens, other than any Liens pursuant to the DLLCA, securities Laws, the Company LLC Agreement or the Securityholders Agreement.  All Company Common Units were issued in compliance with all applicable Laws.  Except as set forth on Schedule 2.2(a), (i) no equity securities or restricted securities of the Company, (ii) no debt securities of the Company issued in exchange for Funded Indebtedness, (iii) no securities of the Company convertible into or exchangeable for equity securities of the Company, (iv) no options, warrants or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities, debt securities issued in exchange for Funded Indebtedness or securities convertible into or exchangeable for equity securities of the Company, and (v) no membership interest appreciation rights, phantom or participation rights or similar rights with respect to the Company, in each case, are outstanding.  Except as set forth on Schedule 2.2(a), there are no (i) shareholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the membership interests of the Company (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), or (ii) investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company's membership interests.

(b) All Subsidiaries of each Target Company are listed on Schedule 2.2(b).  All of the outstanding capital stock of, or other ownership interests in, each Target Company (other than the Company) is owned as set forth on Schedule 2.2(b), free and clear of any Liens other than any Liens pursuant to the applicable state and securities Laws.  All ownership interests of each Target Company (other than the Company) were issued in compliance with all applicable Laws.  Except for the Subsidiaries listed on Schedule 2.2(b), no Target Company owns any record or beneficial ownership interest or is party to any joint venture with any other Person.  Since November 9, 2005, no Target Company has divested, sold, dissolved, liquidated or otherwise transferred any Subsidiary or the ownership interests in such Subsidiary, by merger, consolidation, sale of ownership interests or otherwise.  Except as set forth on Schedule 2.2(b), (i) no equity securities or restricted securities of any Subsidiary are outstanding, (ii) no debt securities issued in exchange for Funded Indebtedness of any Subsidiary are outstanding, (iii) no securities of any Subsidiary are convertible into or exchangeable for equity securities of any Subsidiary, (iv) other than the USB Liens, there are no outstanding options, warrants or other rights to acquire any equity securities, debt securities issued in exchange for Funded Indebtedness or securities convertible of any Subsidiary, and (v) there are no outstanding appreciation rights, phantom or participation rights or similar rights with respect to any Subsidiary.  Except as set forth on Schedule 2.2(b), there are no shareholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the membership interests of any Subsidiary (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to any Subsidiary or its ownership interests.

Section 2.3 Authority.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company proceedings are necessary to authorize this Agreement and the Transaction Documents to which it is a party or for the Company to consummate the transactions contemplated hereby.  This Agreement has been, and each of the other Transaction Documents to which the Company is or will be a party at the Closing will have been, duly executed and delivered by the Company and this Agreement constitutes, and each of the Transaction Documents to which the Company is a party or will be a party at the Closing will constitute, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 2.4 Financial Statements.  Attached hereto as Exhibit F are the following financial statements (such financial statements, the "Financial Statements"):

(a) the audited consolidated balance sheet of the Target Companies as of December 31, 2010 and the related statement of operations, statement of members' equity and statement of cash flows for the year ended December 31, 2010;

(b) the audited consolidated balance sheet of the Target Companies as of December 31, 2011 and the related statement of operations, statement of members' equity and statement of cash flows for the year ended December 31, 2011; and

(c) the unaudited consolidated balance sheet of the Target Companies as of July 31, 2012 and the related statement of operations for the seven-month period ending on such date.

The Financial Statements (i) are accurate, complete and consistent with the books and records of the Target Companies, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (iii) fairly present, in all material respects, the consolidated financial position of the Target Companies as of the dates thereof and the consolidated results of operations for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

Section 2.5 Consents and Approvals; No Violations.  Except as set forth on Schedule 2.5 and except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and/or (b) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its affiliates, no filing with or notice to, and no permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.  Neither the execution, delivery and performance of this Agreement or any Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will (A) conflict with or result in any breach of any provision of the Company Charter Documents, (B) except as set forth on Schedule 2.5, result in a violation or breach of, or cause acceleration or a loss of rights, or constitute (with or without due notice or lapse of time or both) a default (or an event giving rise to any right of termination, cancellation, modification, acceleration or loss of any rights) under any of the terms, conditions or provisions of any Material Contracts, (C) violate any order, writ, injunction or Law of any court, or any Governmental Entity having jurisdiction over any Target Company or any of its properties or assets, (D) result in the creation or imposition of any Lien upon any of the assets of any Target Company that is not a Permitted Lien, or (E) invalidate or adversely affect any permit, license or authorization of the Target Companies, except, in the case of clauses (B), (C) and (E) above, for violations, breaches, accelerations or defaults which would not be material to the Target Companies taken as a whole.

Section 2.6 Material Contracts.  Except as set forth on Schedule 2.6(collectively, the "Material Contracts") and except for this Agreement and except for any Material Lease (as herein defined), as of the date hereof, no Target Company is a party to or bound by any:

(a) Written contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis, other than employment agreements or arrangements that are at will or may otherwise be terminated at any time for any reason without any liability to the applicable Target Company;

(b) written contract that restricts the ability of any Target Company to terminate the employment of any employee or the consulting agreement of any Person at any time for any lawful reason or for no reason without liability;

(c) agreement or indenture relating to indebtedness for borrowed money (including, without limitation, guaranties or suretys) for an amount greater than $100,000;

(d) lease or agreement under which such Target Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $150,000;

(e) lease or agreement under which such Target Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by such Target Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(f) contract or group of related contracts with the same Person or group of affiliated Persons the performance of which involves outstanding consideration in excess of $250,000;

(g) agreement, contract or commitment limiting the ability of such Target Company to engage, in any material respect, in any line of business, to compete, in any material respect, with any Person, or to solicit for employment or hire any Person;

(h) any collective bargaining agreement, labor contract or other written agreement with any union or other labor organization; or

(i) contract with a payor for the provision of health care services by a Target Company or the Target Companies.

True and correct copies of all written Material Contracts and true and correct summaries of each oral contract that constitutes a Material Contract have been provided to Buyer prior to the date hereof, including all material exhibits, schedules, attachments, amendments or supplements thereto.  Except as set forth on Schedule 2.6, each Material Contract is valid and binding on the applicable Target Company and, to the Company's knowledge, on the other parties thereto and is in full force and effect.  Except as set forth on Schedule 2.6, with respect to each Material Contract, the Target Company a party to such Material Contract, and, to the Company's knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under such Material Contract.  During the period January 1, 2012 through the date of this Agreement, except as set forth on Schedule 2.6, no Target Company has received any written termination of any Material Contract.  During the period January 1, 2012 through the date of this Agreement, except as set forth on Schedule 2.6, no Target Company has received written notification that any other party to a Material Services Contract intends to cancel, terminate, materially adversely modify, refuse to perform or refuse to renew such Material Services Contract (if such contract is renewable).

Section 2.7 No Undisclosed Liabilities; Absence of Changes.

(a) Except (i) as set forth on Schedule 2.7(a) or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations incurred in the ordinary course of business consistent with past practice or (iii) liabilities and/or obligations arising under any of the Material Contracts or Material Leases or any other contract or agreement to which any Target Company is a party, as of the date hereof, no Target Company has liabilities or obligations of any nature, whether or not accrued, asserted, contingent, known, matured or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Target Companies (including the notes thereto), in each case except for liabilities and obligations that, individually or in the aggregate, are not material to the Target Companies taken as a whole.

(b) Except in connection with the transactions contemplated by this Agreement, during the period beginning on January 1, 2012 and ending on the date hereof, the Target Companies have conducted their business, in all material respects, in the ordinary course consistent with past practice and, except as set forth on Schedule 2.7(b), none of the following has occurred:

(i) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of any Target Company in excess, in the aggregate for all such losses, of $250,000;

(ii) any change in any method of accounting or accounting practice or internal accounting control by the Target Companies or the making of any election concerning Taxes inconsistent with past practices, except for any change required by reason of a change in GAAP;

(iii) any (A) material increase in benefits payable under any existing severance or termination pay policies or (B) material increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of any Target Company or to employees (including officers who are employees) of any Target Company, other than in the ordinary course of business;

(iv) any declaration or payment of any dividends or distributions with respect to equity securities of any Target Company or any redemption of any equity securities of any Target Company;

(v) any termination of any officer of a  Target Company;

(vi)  knowingly waive any default under, or release, settle or compromise any material claim against any Target Company or liability or obligation owing to any Target Company under any Material Contract, other than, in each case, in the ordinary course of business consistent with past practice;

(vii) any settlement or compromise of any claim brought against any of the Target Companies (A) for an amount in excess of $100,000 or (B) entailing the incurrence of obligations that would impose any material restrictions on the business or operations of any Target Company;

(viii) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy under any provisions of federal or state bankruptcy law;

(ix) any sale, lease or disposal of any Target Company's assets outside the ordinary course of business which assets have a value in excess of $100,000; or

(x) any agreement to do any of the foregoing (other than the items referred to in clause (i) or (ii)).

Section 2.8 Litigation.  Except as set forth on Schedule 2.8, and excluding ordinary course refunds of and/or adjustments to reimbursements for services rendered by the Target Companies in amounts which, as  a percentage of collections for the Target Companies in the aggregate,  are generally consistent with the Target Companies' historical accruals (such refunds and/or adjustments, "Ordinary Course Refunds/Adjustments"), there is no, and during the past three (3) years there has not been, any, material suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened in writing against any Target Company before any court, arbitrator or Governmental Entity.  Except as disclosed on Schedule 2.8, as of the date hereof, no Target Company is subject to any outstanding order, writ, injunction or decree.

Section 2.9 Permits; Licenses; Compliance with Laws.

(a) Each Target Company has all material authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity (collectively, the "Permits") necessary to permit the ownership of property and the conduct of business as presently conducted by such Target Company (collectively, the "Permits").  All such Permits are valid and in full force and effect.  Except as set forth on Schedule 2.9(a), during the past three (3) years, none of the Target Companies has received written communication from any Government Entity revoking, terminating, suspending or limiting or to the Company's knowledge, threatening in writing to revoke, terminate, suspend or limit a Permit.

(b) The employees and independent contractors of each of the Target Companies who are required to be licensed, certified, or otherwise authorized by an applicable Governmental Entity, professional body, and/or medical body by virtue of services performed on behalf of the Target Companies: (i) have each such required licenses, certifications, or authorizations; (ii) such licenses, certifications, or authorizations are valid, current and  unrestricted; and (iii) to the Company's knowledge, there are currently no facts or circumstances that would result in any such licenses, certifications, or authorizations that are material to the Company's business being restricted, suspended or revoked, or otherwise lapsing prematurely.

(c) Each Target Company and, to the knowledge of the Company, each of its directors, employees and executive officers is in and for the last three (3) years has been in material compliance with all applicable Laws promulgated by any Governmental Entity which apply to the conduct of such Target Company's business, including, without limitation, all applicable Health Care Laws.  Except as set forth on Schedule 2.9(c), no Target Company is currently, nor has any Target Company during the last three (3) years been subject to any, judgment, consent decree, or administrative order with respect to any material aspect of its business, affairs, properties or assets, taken as a whole.  Except for Ordinary Course Refunds/Adjustments, during the previous three (3) years, no Target Company has received a written notice from any Governmental Entity of any material civil, criminal or administrative action, suit, proceeding or investigation, with respect to any aspect of the business, affairs, properties or assets of such Target Company.

(d) No Target Company nor, to the knowledge of the Company, any of its directors, employees, officers or independent contractors (i) has been convicted of any material violation of any Health Care Laws; (ii) has been threatened overtly in writing to be charged with or has been given written notice of any material violation or default of, any Health Care Law, including an actual, pending or threatened formal adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g); (iii) has been excluded or suspended from participation in any federal health care programs, as such term is defined in 42 U.S.C. § 1320a-7b(f); or (iv) have been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Entity.

(e) To the Company's knowledge, except in connection with Ordinary Course Refunds/Adjustments or as set forth on Schedule 2.9(e), there are no pending appeals, adjustments, audits, inquiries, investigations, proceedings, or notices of intent to audit or investigate by any Governmental Entity against any Target Company or any of its directors, employees, agents, officers, independent contractors or consultants.  No Target Company is currently subject to or under pre-payment review by Medicare.  No Target Company has received any written notice regarding a material violation of or failure to comply with, any Health Care Law.

(f) Notwithstanding the foregoing, the representations and warranties contained in this Section 2.9, do not apply to each Target Company's compliance with Laws regarding Employee Plans (addressed exclusively in Section 2.10), Environmental, Health and

Safety Requirements (addressed exclusively in Section 2.11), labor matters (addressed exclusively in Section 2.13), and Taxes (addressed exclusively in Section 2.15).

Section 2.10 Employee Plans.

(a) Schedule 2.10(a) contains a true, correct and complete list of all Employee Plans.  No Target Company has any agreement, arrangement, commitment or obligation to modify or amend any existing Employee Plan (or adopt any new Employee Plan).

(b) The Company has made available or provided to Buyer, with respect to each Employee Plan (to the extent applicable thereto), true, correct and complete copies of:  (i) all documents embodying such Employee Plan (including all amendments thereto) or, if such Employee Plan is not in writing, a written description of such Employee Plan; (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Plan; (iv) all contracts (and any amendments thereto) relating to such Employee Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Employee Plan; (vi) the most recent annual actuarial valuation prepared for such Employee Plan; (vii) the most recent financial statement prepared for such Employee Plan; (viii) all written communications to employees during the last three (3) years to the extent that the provisions of such Employee Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this subsection (b); (ix) all material correspondence to or from any Governmental Entity during the last three years relating to such Employee Plan; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Plan for the three most recently completed plan years.

(c) With respect to each Employee Plan: (i) such Employee Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including, without limitation, ERISA and the Code; (ii) each Target Company and, to the knowledge of each of the Target Companies, all other Persons have properly performed all of its duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Employee Plan in all material respects; (iii) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Plan required to be filed with any Governmental Entity or provided to any Employee Plan participant (or the beneficiary of any such participant) have been properly prepared and duly filed or provided on or before their respective due dates in all material respects; (iv) no Target Company or, to the knowledge of any Target Company, any other Person has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA and that would reasonably be expected to result in material liability; (v) no Target Company or, to the knowledge or any Target Company, any other Person has engaged in a non-exempt prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability; and

(vi) all contributions, premiums and other payments due with respect to such Employee Plan have been paid on or before their respective due dates or, if not yet due, have been accrued as a liability on the Financial Statements.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service ("IRS") with respect to such Employee Plan's qualified status under the Code, which letter takes into account that Law commonly referred to as "EGTRRA," and all subsequent Laws; (ii) has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and adopt any amendments necessary to obtain, such a letter from the IRS; or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.  To the knowledge of each Target Company, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(e) Each Employee Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) satisfies in form and operation in all material respects the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements in all material respects for the entire period during which Section 409A of the Code has applied to such Employee Plan). No Target Company has any agreement or obligation to indemnify or "gross-up" any individual for any taxes or interest imposed on such individual pursuant to Section 409A of the Code.

(f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of any Target Company, threatened with respect to (or against the assets of) any Employee Plan, nor, to the knowledge of any Target Company, is there a reasonable basis for any such action, suit or claim.  No Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the knowledge of each Target Company, no such action is contemplated by any Governmental Entity.

(g) No Target Company sponsors, maintains or contributes to or has, within the last six (6) years, sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) with respect to any (i) "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) "multiple employer plan," within the meaning of Section 210(a), 4063 or Section 4064 of ERISA or Section 413(c) of the Code, (iii) employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (iv) "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA, or (v) employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States.  No Target Company has incurred or reasonably expects to incur any material liability solely by reason of being treated as an ERISA Affiliate with any other entity.

(h) No Employee Plan provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Target Companies after his or her retirement or other termination of employment or service, except to the extent required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code or similar state law.

(i) Except as set forth on Schedule 2.10(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) entitle any individual to severance benefits, unemployment compensation or any other payment from any Target Company or any Employee Plan; (ii) increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Plan; or (iv) require any Target Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

Section 2.11 Environmental, Health, and Safety Matters.

(a) Except as set forth on Schedule 2.11:

(i) Each Target Company is and has at all times during the last five (5) years been in compliance in all material respects with Environmental, Health, and Safety Requirements (including without limitation obtaining all permits and licenses required thereunder or necessary to permit the ownership of property and the conduct of business as presently conducted by such Target Company in all material respects); and

(ii) all such permits and licenses required under Environmental, Health, and Safety Requirements are valid and in full force and effect in all material respects;

(iii) no Target Company has, during the past five (5) years,  received any written notice, report or other information regarding any material violation of Environmental, Health, and Safety Requirements relating to such Target Company and arising under Environmental, Health, and Safety Requirements.

(b) Notwithstanding anything contained herein to the contrary, this Section 2.11 contains the sole and exclusive representations and warranties of the Company with respect to any matters arising under or relating to Environmental, Health, and Safety Requirements.

Section 2.12 Intellectual Property.

(a) Schedule 2.12(a) sets forth a list of all patents, patent applications, registered trademarks and registered copyrights and applications to register trademarks and copyrights owned by the Target Companies (the "Registered Intellectual Property").  Except as set forth on Schedule 2.12(a), (i) each Target Company owns all right, title and interest in, or otherwise has a valid license or, to the knowledge of the Company, other valid right to use all material Registered Intellectual Property and all other material Intellectual Property necessary for the operation of its business (collectively, "Company Intellectual Property"), free and clear of all Liens except for Permitted Liens; (ii) each Target Company has taken all commercially reasonable steps to protect that Target Company's rights in the Company Intellectual Property that it owns; (iii) to the knowledge of the Company, no Target Company is misappropriating, infringing, diluting or otherwise violating any Intellectual Property of any third party; and (iii) no third party is misappropriating, infringing, diluting or otherwise violating any Registered Intellectual Property.  To the knowledge of the Company, each item of Registered Intellectual Property is valid and enforceable.  No Target Company has granted any material rights in and to the Registered Intellectual Property to any other Person.

(b) Schedule 2.12(b) sets forth a complete list of all material licenses and arrangements (other than ordinary course licenses of commercially available software) pursuant to which the use by any Target Company of Intellectual Property is permitted by any Person (the "Intellectual Property Licenses"). The Intellectual Property Licenses are in full force and effect and to the knowledge of the Company, are valid and enforceable in accordance with their terms.  The Target Company that is a party to each Intellectual Property License (as the case may be) and, to the knowledge of the Company, each other Person that is party to such Intellectual Property License, is in material compliance with all terms and requirements of such Intellectual Property License.

Section 2.13 Labor Matters.  Each Target Company is in compliance, in all material respects, with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged, and is not engaging, in any unfair labor practice with respect to employees of such Target Company.  Except as set forth on Schedule 2.13, during the past three (3) years, and presently, there has not been any pending or to the knowledge of the Company, threatened (a) overt union organizing effort or activity; (b) charge or complaint against any Target Company before the National Labor Relations Board; (c) labor strike, dispute, slowdown or stoppage against or involving any Target Company; (d)  material grievance, claim or other material proceeding arising out of or under any collective bargaining agreement with respect to employees of any Target Company; and (e) no material labor or employment claims or proceedings pending between any Target Company and any of such applicable entity's employees.  Notwithstanding anything contained herein to the contrary, this Section 2.13 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

Section 2.14 Insurance.  Schedule 2.14 contains a list of all policies of fire, liability including professional liability, workers' compensation, property, casualty and other forms of insurance owned or held by the Target Companies as of the date of this Agreement, including the policy number, amount of coverage and contact information for each such policy.  All such policies are, as of the date of this Agreement, in full force and effect in all material respects, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no written notice of cancellation or termination has been received by any Target Company with respect to any such policy.  During the past three (3) years, no Target Company has been refused any insurance, nor has its coverage been limited, by any insurance carrier. Except for any claims with respect to workers compensation and except as set forth on Schedule 2.14, none of the Target Companies has made a claim for reimbursement from its insurance carriers during the three (3) years prior to the date hereof.

Section 2.15 Tax Matters.

(a) Each Target Company has prepared and duly filed with the appropriate domestic federal, state, local and foreign taxing authorities all tax returns, information returns, statements, forms and reports (each a "Tax Return" and, collectively, the "Tax Returns") required to be filed with respect to such Target Company and has timely paid all Taxes owed or payable by it, including Taxes which such Target Company is obligated to withhold.  All Tax Returns filed with respect to each Target Company are accurate and correct in all material respects.

(b) As of the date hereof:

(i) no Target Company has received any written notice from any taxing authority relating to any issue which would affect the Tax liability of such Target Company after the Closing Date;

(ii) no Target Company has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Target Company to a date after the date hereof; and

(iii) none of the Target Companies is currently the subject of any audit, investigation, action or proceeding with any taxing authority, nor has any such audit, investigation, action or proceeding by any Taxing authority been threatened in writing;

(iv) no claim has been made by any taxing authority in a jurisdiction where any Target Company does not file Tax Returns that a Target Company is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes on any asset of any Target Company, other than Permitted Liens.

(d) The Target Companies have delivered or made available to Buyer correct and complete copies of all Tax Returns of the Target Companies for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by any Target Company.

(e) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not result in any "parachute payment" (as such term is defined in Section 280G of the Code).

(f) None of the Target Companies is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.  None of the Target Companies is or could be liable to pay, reimburse or indemnify any Person (including a tax authority) in respect of the Tax liability of another Person.

(g) None of the Target Companies is a party to any closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, or any prefiling or other agreement with the Internal Revenue Service (the "IRS"), or (iii) is bound by any private letter ruling issued by the IRS or any comparable ruling or guidance relating to Taxes issued by any other Governmental Entity.

(h) None of the Target Companies has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar group under applicable Law, other than any such group the common parent of which is or was a Target Company.

(i) None of the Target Companies has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.  There is no material taxable income of any Target Company that will be reportable in a taxable period beginning on or after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

(j) None of the Target Companies has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) None of the Target Companies has distributed stock of another Person, nor had its stock distributed by another Person within the last two years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Each Target Company has properly classified all service providers as employees or independent contractors for Tax purposes, and there have been no written notices from or written claims by any Governmental Entity relating to such classification.

(m) None of the Target Companies has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) No election under Treasury Regulations Section 301.7701-3 has been made with respect to the Company.

Section 2.16 Brokers.  No broker, finder or investment banker is entitled to any broker's, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

Section 2.17 Real and Personal Property.

(a) Owned Real Properties.  Since November 9, 2005, no Target Company has owned any real property.

(b) Leased Real Properties.  Schedule 2.17(b) sets forth (whether as lessee or lessor) leases of real property ("Leased Real Property") to which any Target Company is a party or by which any such party is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 (each a "Material Lease", and collectively the "Material Leases").  True and correct copies of all Material Leases have been provided or made available to Buyer prior to the date hereof, including all material exhibits, schedules, attachments, amendments or supplements thereto.  Except as set forth on Schedule 2.17(b), each Material Lease is valid and binding on the applicable Target Company and, to the Company's knowledge, on the other parties thereto and is in full force and effect.  Except as set forth on Schedule 2.17(b), with respect to each Material Lease, the applicable Target Company and, to the Company's knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under each Material Lease.  Since January 1, 2012, except as set forth on Schedule 2.17(b), no Target Company has received any written notification that any party to a Lease intends to cancel or refuse to perform or refuse to renew such Material Lease (if such Material Lease is renewable).

(c) Personal Property.  As of the date hereof, each Target Company owns or holds under valid leases all material tangible personal property necessary for the conduct of its business as currently conducted, subject to no Liens except for Permitted Liens.

Section 2.18 Transactions with Affiliates.  Except as set forth on Schedule 2.18, no owner of the Company's outstanding voting equity securities, any affiliate of any such owner, nor any of the Company's directors or officers (collectively, the "Seller Affiliates") is involved in any business arrangement or relationship with any Target Company other than employment arrangements entered into in the ordinary course of business and the ownership of such securities, and no Seller Affiliate owns any property or right, tangible or intangible, which is used by any Target Company in the operation of such Target Company's business.  All intercompany indebtedness is set forth on Schedule 2.18.

Section 2.19 Government Program Participation/Accreditation.

(a) Each Target Company (other than the Company) is certified for participation in the Medicare program, has a current and valid provider contract, and provider number(s), with such program, and is in material compliance with the conditions of participation in such program.

(b) Except in connection with Ordinary Course Refunds/Adjustments or as set forth on Schedule 2.19(b), there is no pending, nor to the knowledge of the Company, is there any threatened, material proceeding or investigation under the Medicare program involving any of the Target Companies, or any Person who as of the date hereof is an officer or director of the Target Companies.

(c) The Medicare cost reports of the Target Companies required to be filed on or before the date hereof have been timely filed and are complete and correct in all material respects.  True and correct copies of all such Medicare cost reports for the three (3) most recent fiscal years of the Target Companies that ended prior to the date hereof have been furnished to Buyer.  Except as set forth on Schedule 2.19(c), there are no material claims, actions or appeals pending before any commission, board or agency arising from or relating to any Medicare cost report of the Target Companies.  Except as set forth on Schedule 2.19(c), outside of routine and expected reviews or audits, no Target Company has received written notice that its cost report is being audited by any commission, board, or agency.

(d) All billing practices of the Target Companies to all third-party payors, including the Medicare program and private insurance companies, have been in compliance with all applicable Laws and policies of such third-party payors and such Medicare program in all material respects; and none of the Target Companies have knowingly billed or received any material payment or reimbursement in excess of amounts allowed by Law or such payors.  Each of the Target Companies has repaid any identified overpayments, if any, received from Medicare within the time frame required by Health Care Laws.

(e) Each of the Target Companies (other than the Company) is accredited by the Accreditation Commission for Health Care.  Company has made available to Buyer, for each of the Target Companies, true and correct copies of the most recent Accreditation Commission for Health Care accreditation survey report, deficiency list, and plan of correction, if any, as well as the most recent survey report and deficiency list from the Florida Agency for Health Care Administration ("AHCA"), if any, and in each case such Target Company is duly implementing remediation of any such deficiencies.

(f) No Target Company, nor, to the knowledge of the Company, any director, officer or employee of any Target Company or any agent acting on behalf of any Target Company, has directly or indirectly in connection with any of the Target Companies:  engaged in any activities which are prohibited by or have resulted in civil monetary penalties, criminal sanctions or other legal sanctions from Medicare under §§1320a 7, the federal Anti-Kickback Statutes or the federal False Claims Act, or the regulations promulgated pursuant to such statutes, or counterpart state or local statutes.

(g) No Target Company has accepted reimbursement for services from any state Medicaid program, including fee for service Medicaid. Medicaid waiver, or managed Medicaid program, from SCIP or pursuant to the Medicare prescription drug benefit program (Part D of Medicare) during the five (5) year period preceding the Effective Date of this Agreement.

(h) Notwithstanding anything contained herein to the contrary, this Section 2.19 contains the sole and exclusive representations and warranties of the Company with respect to government program participation/accreditation matters.

Section 2.20 Privacy Laws.  As of the date hereof, each Target Company is in material compliance with the applicable requirements of the Privacy Laws, and has developed and has implemented appropriate policies and procedures and training programs to ensure past, current, and ongoing material compliance with all applicable Privacy Laws.  Each Target Company has maintained the confidentiality and security of all medical records and "protected health information" (as defined by the Privacy Laws) in conformance, in all material respects, with the Privacy Laws.  No Target Company has, and to the Target Companies' knowledge no "business associate" (as defined in the Privacy Laws) of any target Company has, used or disclosed protected health information (as defined by the Privacy Laws) in violation of the Privacy Laws.

Section 2.21 Change in Majority Ownership.

(a) No individual or organization has acquired more than a 50 percent direct ownership interest in NOC or any Operating Entity during the past thirty-six (36) months by asset sale, stock transfer, merger, consolidation, the cumulative effect of such transactions, or otherwise.  Neither NOC nor any Operating Entity has initially enrolled in Medicare in the past thirty-six (36) months.

(b) As of the date hereof, the Target Companies have reported to the Centers for Medicare and Medicaid Services ("CMS") through the appropriate Medicare Fiscal Intermediary or Medicare Administrative Contractor (the "Medicare FI"), as applicable, all information that is required to be reported to CMS and the Medicare FI regarding the current ownership and operation of the Operating Entities.

Section 2.22 Books and Records.  Except as set forth in Schedule 2.22, the Target Companies have delivered or made available to Buyer accurate and complete copies of the minute books of each of the Companies and the Company Subsidiaries and the stock transfer books of the Target Companies in their possession, or, in each case, the relevant local equivalent in the jurisdiction of incorporation.

Section 2.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE 2 AND IN ANY TRANSACTION DOCUMENT TO WHICH ANY TARGET COMPANY IS A PARTY ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 2 AND IN ANY TRANSACTION DOCUMENT TO WHICH ANY TARGET COMPANY IS A PARTY, THE COMPANY EXPRESSLY DISCLAIMS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TARGET COMPANIES, THEIR BUSINESSES OR THEIR ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE TARGET COMPANIES, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION AND PARENT AND BUYER SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF.  Each Member and the Company

acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Buyer and the Parent.  In entering into this Agreement, each Member and the Company has relied solely upon its own investigation and analysis and the representations and warranties of Buyer and Parent set forth in this Agreement and in any Transaction Document to which Buyer or Parent is a party, and each Member and the Company acknowledges that, other than as set forth in this Agreement or in any Transaction Document to which Buyer or Parent is a party, neither Parent nor Buyer makes or has made any representation or warranty, either express or implied, as to the condition, value or quality of Parent or Buyer, their businesses or their assets.

                         ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to the Company and Seller Representative as follows:

Section 3.1 Organization.  Each of Parent and Buyer is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.2 Authority.  Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Parent and Buyer and no other proceeding (including by its direct or indirect equityholders) on the part of either Parent or Buyer is necessary to authorize this Agreement and the Transaction Documents to which either Parent or Buyer is a party or for Parent or Buyer to consummate the transactions contemplated hereby.  No vote of Parent's or Buyer's direct or indirect equityholders that has not already occurred is required to approve this Agreement or the Transaction Documents to which they are a party.  This Agreement has been, and each of the other Transaction Documents to which either Parent or Buyer is or will be a party at the Closing will have been, duly and validly executed and delivered by Parent or Buyer, as applicable, and this Agreement constitutes, and each of the Transaction Documents to which Parent or Buyer is  party or will be a party at the Closing will constitute, a valid, legal and binding agreement of Parent or Buyer, as applicable, enforceable against Parent and Buyer, as applicable, in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.3 Consents and Approvals; No Violations.  Except for filings, consents and approvals as may be required under, and other applicable requirements of the HSR Act, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by either Parent or Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.  Neither the execution, delivery and performance of this Agreement or any Transaction Document by either Parent or Buyer nor the consummation by either Parent or Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Governing Documents of Parent or Buyer, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification, acceleration or loss of any rights) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation material to Parent and Buyer to which Parent or Buyer, as applicable, is a party or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to either Parent or Buyer or any affiliate of either Parent or Buyer or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of either Parent or Buyer or any affiliate of Parent or Buyer.

Section 3.5 Sufficient Funds.  At the Closing, Parent and Buyer will have sufficient funds available to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the Agreement and to pay the Purchase Price, the Closing Date Funded Indebtedness and the Selling Expenses in accordance with Section 1.4 hereof.

Section 3.6 Litigation.  None of Parent, Buyer or any affiliate of Parent or Buyer is a party to any litigation or threatened litigation which would reasonably be expected to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby.

Section 3.7 Acknowledgement by Parent and Buyer.  Each of Parent and Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Target Companies.  In entering into this Agreement, each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement and in any Transaction Document to which a Target Company is a party, and each of Parent and Buyer acknowledges that, other than as set forth in this Agreement or in any Transaction Document to which a Target Company is a party, neither the Company nor any Member makes or has made any representation or warranty, either express or implied, as to the condition, value or quality of the Target Companies, their businesses or their assets. THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT AND BUYER IN THIS ARTICLE 3 AND IN ANY TRANSACTION DOCUMENT TO WHICH PARENT OR BUYER IS A PARTY ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND IN ANY TRANSACTION DOCUMENT TO WHICH PARENT OR BUYER IS A PARTY, PARENT AND BUYER EXPRESSLY DISCLAIM, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY TARGET COMPANY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUYER OR PARENT, THEIR BUSINESSES OR THEIR ASSETS.

                             ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company.  Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will, and will cause each other Target Company to, conduct its operations in the ordinary course of business consistent with past practice; provided that it is expressly agreed that the Target Companies may, at any time, repay all or a portion of its outstanding indebtedness (i) with prior written notice to Buyer; and (ii) only if the estimated Net Working Capital as of such date of proposed repayment, after giving effect to such payment, exceeds the Target Net Working Capital.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, the Company will not permit any Target Company to:

(a) amend any Target Company Charter Documents;

(b) issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents;

(c) split, combine or reclassify any of its capital stock, or pay or transfer any assets to or for the benefit of any direct or indirect owner of any Target Company;

(d) declare, set aside or pay any dividends or other distributions in respect of its capital stock; provided that the Target Companies may declare, set aside or pay such dividends or distributions with prior written notice to Buyer and only if the estimated Net Working Capital as of such date of proposed distribution or dividend, after giving effect to such dividend or distribution, exceeds the Target Net Working Capital;

(e) incur or assume any non-customer related indebtedness for borrowed money, except for indebtedness for borrowed money under the USB Credit Agreement;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Target Company);

(g) except as may be required by Law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of such Target Company in any material manner, (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee of such Target Company or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(h) terminate the employment of any officer of any Target Company;

(i)  knowingly waive any default under, or release, settle or compromise any material claim against any Target Company or liability or obligation owing to any Target Company under any Material Contract, other than, in each case, in the ordinary course of business consistent with past practice;

(j) other than in the ordinary course of business consistent with past practice, enter into, amend, or terminate any contract that would constitute a Material Contract had it been entered into as of the date hereof;

(k) settle or compromise any claim brought against any of the Target Companies (A) for an amount in excess of $150,000 or (B) entailing the incurrence of obligations that would impose any material restrictions on the business or operations of any Target Company;

(l) sell, lease, transfer, exchange, pledge, encumber or dispose of or acquire any assets outside the ordinary course of business which have a value in the aggregate in excess of $150,000;

(m) except as may be required by Law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of such Target Company;

(n) other than as required by GAAP, make or change any election concerning Taxes or take any position or adopt any method, including pursuant to any filed Tax Return, that is inconsistent with past practices, amend any Tax Return, or settle or compromise any claim with respect to Taxes;

(o) effect any change in any of its methods, principles or practices of accounting or revalue any assets, except as may be required by GAAP; or

(p) agree to do any of the foregoing.

Section 4.2 Tax Matters.

(a) The Company shall prepare, or cause to be prepared, and shall file or cause to be filed, all income Tax Returns for the Target Companies for all Pre-Closing Tax Periods, including Straddle Periods.  Such Tax Returns shall be prepared in accordance with applicable Law.  The Company shall provide such Tax Returns to the Seller Representative for review within a reasonable period prior to filing such Tax Return.  Except as otherwise set forth in this Section 4.2(a), the Company shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Target Companies required to be filed after the Closing Date.  Upon request of the Seller Representative, the Company shall provide any such Tax Return which relates to a Pre-Closing Tax Period to the Seller Representative for review within a reasonable period prior to the due date for filing such Return, and will consider in good faith any changes to such Tax Return reasonably proposed by the Seller Representative.

(b) For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable period of the Target Companies for all Tax purposes.  In the case of any Straddle Period, the amount of any ad valorem or similar property Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and the amount of any other Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c) From and after the Closing, the Members shall be entitled to any refund or credit of Taxes paid with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date that are received by Buyer or any of the Target Companies or any of their affiliates (except to the extent such refund is attributable to a carryback of a Tax attribute realized in a tax period (or portion thereof) beginning after the Closing Date), provided that any such refund or credit will be reduced by the amount of any Taxes imposed on Buyer or any Target Company solely as a result of the receipt of such refund or credit.  For any refund or credit described in the preceding sentence, Buyer shall, or shall cause the Target Companies and their affiliates to, promptly pay over to the Seller Representative, on behalf of the Members, the amount of such refund or credit.  In addition, if as of the date three years after the Closing Date, the aggregate Taxes paid after the Closing by the Target Companies with respect to the Pre-Closing Tax Period is less than the sum of (i) the Pre-Closing Tax Accrual Amount (as set forth in the Final Statement of Purchase Price) and (ii) the amount of Taxes included in the current liabilities within the Net Working Capital Adjustment (as set forth in the Final Statement of Purchase

Price), then, Buyer shall, or shall cause the Target Companies and their affiliates to, promptly pay over to the Seller Representative, on behalf of the Members, the amount of such difference.  For purposes of this Section 4.2(c), Buyer, the Members and the Company agree that any Tax deduction in respect of the payment of the Selling Expenses or Closing Date Funded Indebtedness, or any change of control or sale bonus required to be paid as a result of this Agreement (including the bonus payments described in Section 4.15), shall be allocated only to a Tax period (or portion thereof) that ends on the Closing Date.  Buyer and the Company shall take all necessary actions to secure such refunds and credits payable to the Seller Representative, on behalf of the Members.

(d) Buyer, the Company and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation, or other proceeding with respect to the Target Companies' Taxes.  Upon request, Buyer, the Company and the Seller Representative shall provide each other with the information that any Party is required to report pursuant to the Code.

(e) The Seller Representative shall control, at its expense any audits, disputes, administrative, judicial or other proceedings related to Pre-Closing Tax Periods of the Target Companies other than Straddle Periods.  The Company shall control, at its expense, any audits, disputes, administrative, judicial or other proceedings related to Straddle Periods and other Tax periods of the Target Companies ending after the Closing Date.  To the extent that such proceeding could have any material impact on the non-controlling party (under this Agreement or otherwise), the controlling party shall allow the non-controlling party to participate in any such proceeding, and the controlling party shall not enter into any settlement of any contest or otherwise compromise any material issue with respect to such proceeding without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld.

(f) All Tax sharing agreements or other similar agreements with respect to or involving any Target Company shall be terminated as of the Closing Date and, after the Closing Date, no Target Company shall be bound thereby or have any liability thereunder.

(g) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed directly in connection with the consummation of the transfer of the Company Common Units or any other transaction that occurs pursuant to this Agreement shall be borne by Buyer.

Section 4.3 Access to Information.

(a) Between the date hereof and the Closing Date, upon reasonable advance written notice, and subject to restrictions contained in confidentiality agreements to which any Target Company is subject and other privileged materials, the Company will provide to Parent and Buyer and its authorized representatives during normal business hours reasonable access to all executive officers and to all books and records of the Target Companies, and will cause the executive officers of the Company to furnish Parent and Buyer with such financial and operating data and other information with respect to the business and properties of the Target Companies as Parent or Buyer may from time to time reasonably request.  All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality and Non-Disclosure Agreement, dated August 1, 2012, between NOC and Parent (the "Confidentiality Agreement"), the provisions of which are by this reference incorporated herein.  Notwithstanding the foregoing, Parent and Buyer hereby agree that they have not been authorized to and shall not (and shall not permit any of its employees, agents, representatives or affiliates to) contact, at any time prior to the Closing, any of the Target Companies' employees (excluding executive officers), customers, suppliers or other material business relations regarding the Target Company or with regard to the transactions contemplated hereby without the prior written consent of the Company (which may be via email).

(b) In order to facilitate the resolution of any claims made by or against or incurred by a Seller Indemnitee pursuant to Article VII, the Target Companies or any of their respective affiliates or for any other purpose deemed reasonable by Buyer, for the five (5) year period commencing on the Closing Date, Buyer will provide Seller Representative and its authorized representatives during normal business hours reasonable access (including the right to make photocopies) to all books and records of the Target Companies originated prior to the Closing Date as Seller Representative may from time to time reasonably request.  Buyer agrees that it shall cause the Company to preserve and keep all material books and records of the Target Companies relating to the period prior to the Closing for a period of five (5) years from the Closing Date.

Section 4.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties agree to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including but not limited to any necessary consents relating to the change of beneficial ownership of the Company or, to the extent applicable, any other Target Company, (ii) cooperation in the preparation and filing of any filings that may be required under the HSR Act and any amendments thereto, (iii) the compliance with all requirements under the HSR Act applicable to the transactions contemplated hereby, (iv) requesting early termination of the applicable waiting period under the HSR Act and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that nothing in this Section 4.4 shall require, or be construed to require, Buyer or any of its Affiliates to (A) sell, dispose, divest, discontinue or limit any assets, businesses or interests of Buyer or any of its affiliates (before the Closing) or of Buyer, the Company or any of their respective affiliates (after the Closing), (B) agree to any restrictions or changes in the operations of any of Buyer's assets, business or interests which could reasonably be expected to materially and aversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement, or (C) agree to any material modification or waiver of the terms and conditions of this Agreement.  All costs incurred in connection with obtaining such consents, including, without limitation, the HSR Act filing fee, shall be shared equally by Buyer and the Company.

(b) The Parties each agree to make, or cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (which shall include a request for early termination of the applicable waiting period under the HSR Act) as soon as practicable after the date hereof, but in any event no later than five (5) Business Days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, the Company, Buyer and their respective affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties.

(c) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 4.5 Public Announcements.  The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by Seller Representative and Buyer; provided that, nothing shall prevent a Party from promptly making all filings with or notifications to any Governmental Entity as may, in such Party's reasonable judgment, be required or advisable under applicable Law (in which case such Party shall give prior notice of such filing or notification).

Section 4.6 Exclusive Dealing.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 6.1:

(a) the Company shall not take, nor will the Company permit any of it respective affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate, accept or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Buyer and/or their affiliates) concerning any purchase of any Target Company's equity securities or any merger, sale of assets or similar transaction involving any Target Company (other than assets sold in the ordinary course of business) (such proposals or offers, an "Acquisition Proposal").

(b) the Company shall not participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Company immediately shall cease all existing discussions, conversations, negotiations and other communications with any Persons (other than Buyer and the Members of the Company and their respective representatives) conducted heretofore with respect to any of the foregoing.

(c) the Target Companies shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Target Company is a party, without the prior written consent of Buyer.

(d) neither Parent nor Buyer shall take, and neither Parent nor Buyer will permit any of its affiliates, representatives, consultants, financial advisors, attorneys, accountants and other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than this Agreement) concerning any acquisition of any equity securities or any merger, acquisition of substantial assets or similar transaction involving any home health agency (other than the Target Companies) operating in any District in Florida (as defined by AHCA) in which any of the Target Companies operate as of the date hereof.

Section 4.7 Acquisition Proposals.  The Company shall notify Buyer promptly, but in any event within 24 hours, in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made.  Any such written notice to Buyer shall indicate in reasonable detail the offer, inquiry or other contact with respect to, and the terms and conditions of, such Acquisition Proposal.

Section 4.8 Employee Matters.

(a) After the Closing, Continuing Employees (as defined below) shall receive credit for purposes of eligibility to participate, vesting and, for vacation and severance plans only, determination of the levels of benefits, but not for purposes of any benefit accruals under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained for such employees by the Target Companies, Buyer or any affiliate of Buyer, for service accrued or deemed accrued prior to and on the Closing Date, to the extent such service was recognized for such employees for similar purposes under comparable plans to which any Target Company was a party; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  Buyer shall use commercially reasonably efforts to cause any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for such employees by the Target Companies, any affiliate of the Target Companies, Buyer or any affiliate of Buyer (i) to recognize expenses and claims incurred by any employee (and any eligible dependents or beneficiaries thereof) of the Target Companies in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co-payments or other limitations on coverage, and (ii) to provide coverage for any pre-existing health condition of any Continuing Employee (and any eligible dependents thereof) of the Target Companies who was employed by the Target Companies immediately prior to the Closing to the extent the analogous Employee Plan did not contain a similar pre-existing condition exclusion or limitation (or such condition was satisfied by such employee or dependent).

(b) Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an "M&A qualified beneficiary" as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

(c) For a period of twelve (12) months following the Closing, Buyer shall provide (or cause the Target Companies or another affiliate of Buyer to provide) to employees of the Target Companies who were employees of the Company or any of its Subsidiaries immediately prior to the Closing ("Continuing Employees") base compensation and employee benefits (other than equity-based compensation arrangements) ("Employee Benefits") which are substantially comparable, in the aggregate, to the Employee Benefits provided to the such employees by the Target Companies immediately prior to the Closing.  Notwithstanding anything herein to the contrary, any Target Company, Buyer or any of their respective Subsidiaries, in its sole discretion, from and after the Closing, may terminate any Continuing Employee for any reason or for no reason at all.

(d) From and after the Closing, Buyer shall cause the Target Companies to comply in all material respects with the Worker Adjustment and Retraining Notification Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar event requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(e) Neither this Section 4.8 nor any other provision of this Agreement shall provide any Continuing Employee with any rights with respect to the provisions of this Section 4.8 or otherwise, and no Continuing Employee will be a third party beneficiary of any of the provisions of this Agreement, including, without limitation, this Section 4.8, or prevent the Target Companies or Buyer from amending or terminating any employee benefit plan (including, without limitation, any Employee Plan) in any way, for any reason and at any time.

Section 4.9 Indemnification and Insurance of Officers and Directors.

(a) Parent and Buyer agree that all rights to indemnification or exculpation in favor of the directors, officers, employees and agents of each Target Company, as provided in such Target Company's Governing Documents in effect as of the date hereof, with respect to any acts or omissions occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect to the full extent permitted under the Delaware Act and such Target Company's Governing Documents, in each case as currently in effect as of the date hereof.  To the maximum extent permitted by the Delaware General Corporation Law or any other applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in such Target Company's Governing Documents.  The indemnification and liability limitation or exculpation provisions of each Target Company's Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Closing Date, were directors, officers, employees or agents of any Target Company, with respect to acts or omissions occurring prior to the Effective Time, unless such modification is required by applicable law.

(b) Buyer shall cause each Target Company to, and each Target Company shall, purchase and maintain in effect, without any lapses in coverage, a "tail" policy providing directors' and officers' liability insurance coverage for the benefit of those Persons who are covered by any Target Company's directors' and officers' liability insurance policies as of the date hereof or at the Closing, for a period of six years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Target Companies' current directors' and officers' liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) The directors, officers, employees and agents of each Target Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.9 are intended to be third party beneficiaries of this Section 4.9.  This Section 4.9 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

Section 4.10 Notification of Certain Matters.

(a) Between the date hereof and the Closing, the Company or Seller Representative, as applicable, shall give prompt notice to Buyer of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in the failure of any of the conditions set forth in Section 5.3 to be satisfied; (ii) any notice or other communication received by the Company from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company or Buyer; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Company's knowledge, threatened, which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Between the date hereof and the Closing, Buyer shall give prompt notice to the Company or the Seller Representative, as applicable, of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, (B) has resulted in any representation or warranty made by Buyer hereunder not being true and correct or (C) has resulted in the failure of any of the conditions set forth in Section 5.2 to be satisfied; (ii) any notice or other communication received by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company or Buyer; and (iii)

any actions, suits, claims, investigations or proceedings commenced or, to Buyer's knowledge, threatened, which would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.11 Further Assurances.  Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 4.12 Non-Solicitation of Employees.  For a period of two (2) years from the date hereof, each of Kinderhook Capital SBIC Fund I, L.P., Kinderhook Capital Fund I, L.P., AHHC and Dale Clift (the "Restricted Members") shall not, directly or indirectly, employ or solicit for employment any individual that is, as of the date hereof or at any time during the two (2) years after the date hereof, an employee of the Company or any of its Subsidiaries; provided, that, Restricted Members may (a) solicit for employment and/or hire any individual who have not been employed by the Company or its Subsidiaries for a period of at least six (6) months at the time of first contact by the Restricted Member with such individual or (b) engage in general solicitations of employment not specifically directed at the Company, any Subsidiary of the Company or their respective employees.

Section 4.13 Cooperation with Financing.  From the date hereof until the Closing, upon the reasonable request of Buyer or Parent, the Company shall use reasonable efforts to reasonably cooperate and assist Buyer in connection with the arrangement by Buyer of any financing to be obtained by Buyer in connection with the transactions contemplated by this Agreement, with any such cooperation and assistance by the Company being limited to (a) participation in conference calls, meetings and presentations with potential lenders, (b) review (but not the negotiation) of materials, reports, term sheets and commitment letters from potential lenders, (c) provision of financial information and other materials related to the Target Companies not already readily available in the "virtual data room" as reasonably requested by the potential lenders and (d) such other cooperation as mutually agreed upon by the parties; provided that, notwithstanding the foregoing, in no event will the Company have any responsibility or obligation for arranging or obtaining any such financing by Buyer, and in no event will the arranging or obtaining of any such financing by Buyer be a condition to the obligations of Parent and/or Buyer to consummate the transactions contemplated by this Agreement.

Section 4.14 Guarantee.  From the date hereof until (and including) the Closing:

(a) Parent (i) shall cause Buyer to fulfill and comply with all of its obligations under this Agreement, (ii) absolutely, unconditionally and irrevocably guarantees, as a principal and not as a surety, to the Company, Seller Representative and the Members the due and timely performance by Buyer of Buyer's covenants, agreements, obligations, commitments and undertakings given or undertaken or expressed to be given or undertaken under this Agreement which are to be performed on or prior to the Closing (including, for the avoidance of doubt, the payment of all amounts provided for in Section 1.4(b)) (collectively, the "Parent Guaranteed

Obligations").

(b) The guarantee in this Section 4.14 is a guarantee of payment and performance, and not merely of collection, and Parent acknowledges and agrees that no release or extinguishments of Buyer's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

(c) Parent hereby waives, for the benefit of the Company, Seller Representative and the Members, any right to require the Company, Seller Representative or any of the Members, as a condition of payment or performance by Parent, to proceed against Buyer or pursue any other remedies whatsoever.  The Parties acknowledge and agree that obligations of Parent hereunder are independent of the obligations of Buyer and that a separate action may be brought against Parent, whether or not such action is brought against Buyer or whether Buyer is joined in such action.  Parent hereby agrees that its liability hereunder shall not be contingent upon the exercise or enforcement by the Company, Seller Representative or any of the Members of whatever remedies they may have against Buyer or any of its affiliates.

Section 4.15 Employee Bonuses.  On or prior to the Closing, the Company will cause one of the Target Companies to pay all bonus amounts payable to the applicable employees of the Target Companies as a result of the transactions contemplated by this Agreement (other than any amounts that are only payable if the applicable employee's employment is terminated), including those amounts that are disclosed on Schedule 2.10(i), with the payment of such bonus amounts having resulted in a dollar-for-dollar reduction in the amount of the Closing Date Cash and Cash Equivalents as compared to the amount the Closing Date Cash and Cash Equivalents would have been if such bonus amounts had not been so paid by the applicable Target Company.

                            ARTICLE 5

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Members and Buyer.  The obligations of the Members and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Buyer and the Company shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

Section 5.2 Other Conditions to the Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:

(a) the representations and warranties of the Company set forth in Article 2 hereof shall be true and correct in all respects (without regard to any reference to "material," "Company Material Adverse Effect," "material adverse effect," or any other materiality qualifications), in each case, as of the Closing Date as though made on and as of the Closing Date, except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect, and Buyer shall have received a certificate of an officer of the Company signed on behalf of the Company to such effect;

(b) the Target Companies shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Target Companies under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by an officer of the Company to such effect;

(c) since the date of this Agreement, there shall have been no Company Material Adverse Effect;

(d) the USB Credit Agreement and any other agreements with respect to Closing Date Funded Indebtedness shall have been terminated by NOC, or NOC shall have received and provided to Buyer one or more pay-off letters which set forth (i) the amounts required to repay in full all Closing Date Funded Indebtedness owed to such holder, (ii) the wire transfer instructions for the repayment of such Funded Indebtedness to such holder, and (iii) a full and complete release of all Liens granted by any Target Company to, or otherwise arising with respect to, the holder of such Closing Date Funded Indebtedness, effective upon repayment of such Closing Date Funded Indebtedness (the "Payoff Letter");

(e) Buyer shall have received (i) a certified copy of each Target Company's certificate of incorporation, formation or other similar Governing Document, issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of each of the Target Company's respective states of formation; (ii) a certificate of good standing of each Target Company, issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of each Target Company's state of formation; (iii) an executed certificate of the secretary of each Target Company in form and substance reasonably satisfactory to Buyer certifying as complete and accurate (A) a copy of each Target Company's bylaws or operating agreement, as applicable, and (B) a copy of the resolutions duly authorizing the execution, delivery and performance of this Agreement and any Transaction Document to which any Target Company is a party;

(f) Buyer shall have received the Escrow Agreement, duly executed by the Company and Seller Representative; and

(g) Buyer shall have received evidence that the agreements set forth on Schedule 5.2(g) have been terminated.

Section 5.3 Other Conditions to the Obligations of the Members.  The obligations of the Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the representations and warranties of each of Parent and Buyer set forth in Article 3 hereof shall be true and correct in all respects (without regard to any reference to "material," "material adverse effect," or any other materiality qualifications) as of the Closing Date, in each case, as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, and except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a material adverse effect on Parent and Buyer's ability to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate of an officer or other authorized signatory of each of Parent and Buyer signed on behalf of Parent or Buyer, as applicable, in each case, to such effect;

(b) Parent and Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate of an officer or other authorized signatory of each of Parent and Buyer signed on behalf of Parent or Buyer, as applicable, to such effect;

(c) the Company shall have received (i) a certificate of good standing of each of  Parent and Buyer, issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of their respective states of formation; (ii) an executed certificate of an officer or other authorized signatory of each of Parent and Buyer certifying as complete and accurate a copy of the resolutions duly authorizing the execution, delivery and performance of this Agreement and any Transaction Document to which Parent or Buyer is a party;

(d) the Company shall have received the Escrow Agreement, duly executed by Parent and Buyer.

Section 5.4 Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such failure was caused by such Party's failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.4.

                         ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

Section 6.1 Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Company;

(b) by Buyer if the Closing Date shall not have occurred on or before December 31, 2012 (or another date as mutually agreed in writing by Buyer and the Company,

the "Termination Date"), unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by Buyer of any of its representations, warranties, covenants or agreements under this Agreement;

(c) by the Company if the Closing Date shall not have occurred on or before the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach by the Company of any of its representations, warranties, covenants or agreements under this Agreement;

(d) by either Buyer or by the Company if any Governmental Entity shall have issued an order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall have used commercially reasonable efforts to remove such order, ruling or other action;

(e) by Buyer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.2(a) or 5.2(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof to the Company by Buyer; or

(f) by the Company in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.3(a) or 5.3(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof to Buyer by the Company.

Section 6.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Buyer, Seller Representative or the Company or, to the extent applicable, their respective officers, directors or equityholders, other than (a) the provisions of this Section 6.2, the second sentence of 4.3(a), Section 4.5, Section 6.3 and Article 8, and (b) any liability of any Party for any willful or intentional material breach of this Agreement prior to such termination.

Section 6.3 Fees and Expenses.  Except as otherwise provided for in this Agreement or any Transaction Document, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.  Notwithstanding the foregoing, at the Closing, Buyer shall wire the Selling Expenses pursuant to and in accordance with Section 1.4(a)(iv).

Section 6.4 Amendment.  Prior to the Closing, this agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and the Company.  After the Closing, this agreement may be amended or modified only by a written agreement executed by duly authorized officers or authorized signatories of Buyer and Seller Representative.

Section 6.5 Extension; Waiver.  At any time prior to the Closing (except as otherwise set forth herein), the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent and/or Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Parent and Buyer contained herein or in any document, certificate or writing delivered by Parent and/or Buyer pursuant hereto or (c) waive compliance by Parent and/or Buyer with any of the covenants, agreements or conditions contained herein.  At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Members and/or Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Members and/or the Company with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                     ARTICLE 7

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 7.1 Survival of Representations.  The representations and warranties of the Company and of Parent and Buyer contained in this Agreement (whether or not contained in Articles 2 and 3) or in any certificate delivered pursuant to Sections 5.2 or 5.3 shall survive the Closing as follows:  (a) the Fundamental Representations shall survive for a period of three (3) years after the Closing Date (the "Fundamental Reps Termination Date"); and (b) all other representations and warranties shall survive for a period of eighteen (18) months after the Closing Date ("Initial Release Date").

Section 7.2 General Indemnification.

(a) If, after the Closing Date, Buyer, the Company and/or their respective affiliates (each a "Buyer Indemnitee" and together the "Buyer Indemnitees") suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses but excluding any consequential or indirect damages) ("Loss") as a result of (i) the failure of any representation or warranty made by the Company (A) in this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to Buyer pursuant to Sections 5.2(a) and/or 5.2(b) to be true and correct as of the Closing Date, (ii) any breach by the Company of any of its covenants or agreements contained herein or in any Transaction Document which are to be performed by the Company before the Closing Date, (iii) any breach by any Member of any of their respective covenants or agreements contained in this Agreement (other than the covenants and agreements set forth in Section 4.12 since the indemnification provisions for the benefit of Buyer Indemnitees for such Section 4.12 are provided for in Section 7.2(c)), (iv) any liability for Taxes attributable to the Pre-Closing Tax Period of any Target Company in excess of the sum of (A) the Pre-Closing Tax Accrual Amount (as set forth in the Final Statement of Purchase Price) and (B) the amount of Taxes included in the current liabilities within the Net Working Capital Adjustment (as set forth in the Final Statement of Purchase Price), or (v) any Selling Expenses not taken into account in determining the Estimated Purchase Price or the Final Purchase Price in accordance with Section 1.4, then, subject to the other provisions of this Article 7, such Buyer Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Escrow Account.

(b) After the Closing, Buyer and Parent agree to jointly and severally indemnify, defend and hold the Members and/or their respective officers, directors and/or affiliates (each a "Seller Indemnitee" and together the "Seller Indemnitees") harmless from any Loss suffered or paid by such Seller Indemnitees, directly or indirectly, as a result of (i) the failure of any representation or warranty made by Buyer or Parent (A) in this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Sections 5.3(a) and/or 5.3(b) to be true and correct as of the Closing Date, (ii) any breach by Buyer or Parent of any of their covenants or agreements contained herein or (iii) any breach by the Company or Parent of any of their covenants or agreements contained herein which are to be performed by the Company after the Closing Date.

(c) After the Closing, each Restricted Member agrees to severally (but not jointly) defend and hold the Buyer Indemnitees harmless from any Loss suffered or paid by such Buyer Indemnitees, directly or indirectly, as a result of a breach by such Restricted Member of any of such Restricted Member's respective covenants or agreements contained in Section 4.12 which are to be performed by such Restricted Member on or after the Closing Date; provided, however, that no such Loss recoverable under this Section 7.2(c) by any Buyer Indemnitee shall be reimbursed from the Escrow Account.

(d) The obligations to indemnify and hold harmless pursuant to clause (i) of Section 7.2(a) and pursuant to clause (i) of Section 7.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

Section 7.3 Third Party Claims.

(a) If a claim, action, suit or proceeding by a third party (a "Third Party Claim") is made against any Person entitled to indemnification pursuant to Section 7.2 hereof (an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify Seller Representative) (such notified party, the "Responsible Party") of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby.  The Responsible Party shall have thirty (30) calendar days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented in writing to such payment or settlement, provided that such consent shall not be unreasonably withheld or delayed.  If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim at any time after such thirty-day (30) period but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  Further, if (i) the claim seeks as a sole or primary remedy an injunction or other equitable relief against the Indemnified Party, (ii) the claim relates to Buyer's relationship or business dealings with a customer, distributor, dealer, vendor or supplier, in each case which is material to the Target Companies' business as a whole, or (iii) the Responsible Party fails to accept the defense of the claim or it fails to diligently contest the claim, the Indemnified Party shall have the right to contest, settle or compromise the claim at any time upon notice to the Responsible Party but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld), enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding any provision of this Section 7.3 to the contrary, any Third Party Claim relating to Taxes shall be governed by Section 4.2.

(b) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 7.4 Limitations on Indemnification Obligations.  The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 7.2(a) are subject to the following limitations:

(a) the amount of any and all Losses shall be determined net of (i) any amounts recovered by the Buyer Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses and (ii) any Tax benefits actually realized with respect to such Losses in the Tax year in which such Losses are paid or incurred, with any deduction or credit to Taxes in respect of such Losses deemed made after all other deductions are claimed or credits applied for such Tax year;

(b) the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (i) of Section 7.2(a) until the total amount which the Buyer Indemnitees would recover under clause (i) of Section 7.2(a) (as limited by the provisions of Section 7.4(a)), but for this

Section 7.4(b), exceeds $425,000 (the "Threshold") and then only for the excess over the Threshold;

(c) any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, "Company Material Adverse Effect" or other similar qualification contained in or otherwise applicable to such representation or warranty;

(d) at any time the Buyer Indemnitees (i) will be entitled to recover no more than the amount of cash then in the Escrow Account and (ii) pursuant to this Agreement, will not be entitled to recover Losses from any source other than the Escrow Account;

(e) until such time that the Escrow Funds have been fully disbursed in accordance with this Agreement and the Escrow Agreement, if a Buyer Indemnitee has been indemnified for a Loss hereunder, and at any time thereafter a Buyer Indemnitee recovers all or a portion of such Loss from a third Person (including pursuant to any insurance policy), the Buyer Indemnitee which made such recovery shall promptly return to the Escrow Account (or to Seller Representative, on behalf of the Members) the amount paid from the Escrow Account with respect to such Loss (up to the amount recovered from the third Person);

(f) Losses for which any Buyer Indemnitee may be entitled to indemnification hereunder shall not include any of the current liabilities of the Target Companies as of the Closing to the extent such current liabilities are included in the calculation of the Net Working Capital Adjustment included in the Final Statement of Purchase Price; and

(g) notwithstanding anything contained herein to the contrary, in no event will the Buyer Indemnitees be entitled to indemnification hereunder for any Losses that are incurred by any Buyer Indemnitee as a result of any action taken by Buyer or any of its Affiliates after the Closing (including, without limitation, as a result of any changes to the directors and/or officers of any of the Target Companies/or officers of any of the Target Companies).

Section 7.5 Manner of Payment; Escrow Account.

(a) Any indemnification of the Seller Indemnitees pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Seller Indemnitees, as the case may be, within fifteen (15) days after the final determination thereof.  Any indemnification owed to the Buyer Indemnitees pursuant to this Article 7 (other than pursuant to Section 7.2(c)) may only be satisfied from the funds then remaining in the Escrow Account.

(b) An amount equal to $5,000,000 minus the sum of (i) the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds and not fully resolved prior to the Initial Release Date and (ii) the aggregate amount released from the Escrow Account to the Buyer Indemnitees as of the Initial Release Date, shall be released as directed by Seller Representative.  Any funds remaining in the Escrow Account as of the Fundamental Reps Termination Date (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date) shall be released as directed by Seller Representative.  At any time following the Fundamental Reps Termination Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to such Fundamental Reps Termination Date and not fully resolved prior to the time of determination, the excess funds shall be promptly released as directed by Seller Representative.  After giving effect to any required reimbursement of any out-of-pocket expenses of Seller Representative as provided in Section 9.1(b) hereof from any such amounts so released, Seller Representative shall direct that any such amounts so released (net of any portion of such amounts paid to Seller Representative as described above) from the Escrow Account shall be paid to the holders of the Company Common Units as of immediately prior to the Closing in accordance with the applicable percentages set forth on Exhibit E.

(c) Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided for herein.

(d) For the avoidance of doubt, payment by (or on behalf of) the Escrow Agent or Buyer, as applicable, to the Seller Representative of any amount owing to any Members pursuant to this Agreement shall be deemed to constitute payment to, and Parent and Buyer shall be deemed to have discharged their payment obligations to, such Members with respect to such amount owed at the time of such payment, and such Members shall be deemed to have received such funds at the time of receipt of such funds by the Seller Representative.

Section 7.6 Mitigation of Loss.  Each Party to this Agreement shall use commercially reasonable efforts to mitigate any Loss for which it seeks indemnification under this Article 7, including, without limiting, by using commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 7.7 Adjustments to the Purchase Price.  The Parties agree to treat any indemnification payments pursuant to this Article 7 (other than pursuant to Section 7.2(c)) as adjustments to the Purchase Price for United States federal and, where applicable, state and local tax purposes.

Section 7.8 Non-Recission.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in any document, certificate or other instrument delivered pursuant hereto shall give rise to any right on the part of any Party to rescind this Agreement or any of the transactions contemplated hereby.

Section 7.9 Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, (a) indemnification pursuant to the provisions of this Article 7 shall be the exclusive remedy for the Parties for any breach of any representation or warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and (b) making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to Buyer and any other Buyer Indemnitees for any Loss, Losses or other amounts (including, without limitation, any relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended), any other environmental, health or safety matters, health care matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.

                        ARTICLE 8

MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment.  This Agreement, the Transaction Documents and the instruments to be delivered by the Parties pursuant to the provisions hereof (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that after the Closing, Parent and Buyer may each assign their respective rights and obligations under this Agreement to an affiliate.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void.

Section 8.2 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent and Buyer:

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, WA  98121

Attention:                      Mark A. Finkelstein

Facsimile:                      (206) 204-6706

E-mail:  mark.finkelstein@emeritus.com

with a copy (which shall not constitute notice to Buyer) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA  98101

Attention:                      Andrew Bor

Facsimile:                      (206) 359-9577

E-mail:  abor@perkinscoie.com

To the Company (prior to the Closing):

Home Health Care Holdings, LLC

1926 10th Avenue North, Suite 201

Lake Worth, FL  33461

Attention:  Dale R. Clift

Facsimile:                      (561) 586-8940

E-mail:  dalec@nurseoncallfl.com

with copies (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

601 Lexington Avenue

New York, NY  10022

Attention:                      Brian Raftery; Elazar Guttman

Facsimile:                      (212) 446-6460

E-mail:  braftery@kirkland.com

              eguttman@kirkland.com

and

Hogan Lovells US LLP

875 Third Avenue

New York, NY  10022

Attention:                      Jeffrey Schneider

Facsimile:                      (212) 918-3000

E-mail:  Jeff.Schneider@hoganlovells.com

To Seller Representative:

Kinderhook Industries, LLC

888 Seventh Avenue, Suite 1600

New York, NY 10106

Attention:  Christian Michalik; Cor Carruthers

Facsimile:                      (212) 201-6790

E-mail:  cmichalik@kinderhookindustries.com

              ccarruthers@kinderhookindustries.com

with copies (which shall not constitute notice to Seller Representative) to:

Kirkland & Ellis LLP

Citigroup Center

601 Lexington Avenue

New York, NY  10022

Attention:                      Brian Raftery; Elazar Guttman

Facsimile:                      (212) 446-6460

E-mail:  braftery@kirkland.com

              eguttman@kirkland.com

and

Hogan Lovells US LLP

875 Third Avenue

New York, NY  10022

Attention:                      Jeffrey Schneider

Facsimile:                      (212) 918-3000

E-mail:  Jeff.Schneider@hoganlovells.com

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.3 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York, except to the extent the DLLCA shall govern the transactions contemplated by this Agreement.  Each Party agrees that in connection with any litigation, proceeding or action, such Party will consent and submit to personal jurisdiction in the State of New York and to service of process upon it in accordance with the rules and statutes governing service of process.

Section 8.4 Construction; Interpretation; Exhibits; Schedules.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) The term "this Agreement" means this Unit Purchase Agreement together with all the disclosure schedules to this Agreement (the "Schedules") and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa, (iii) words importing the singular shall also include the plural, and vice versa and (iv) the term "have been provided" and references similar thereto mean that the Members, the Company or any of their respective representatives have provided a copy of the applicable document or item to Parent, Buyer or any of their representatives or affiliates or has made such document or item available to Parent, Buyer or any of their representatives or affiliates in the "virtual data room" at http://www.datasite.merrillcorp.com.

(c) All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to other sections in this Agreement only if the relevance of such disclosure to such other sections is readily apparent on the face of such disclosure.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.5 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, after the Closing, the owners of the Company Common Units as of immediately prior to the Closing shall be third party beneficiaries of this Agreement.

Section 8.6 Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 8.7 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 8.8 Knowledge of the Company.  For all purposes of this Agreement, the phrase "to the Company's knowledge", "to the knowledge of the Company" and "known by the Company" shall mean as of the applicable date, the actual knowledge of Dale Clift or Jamie

Hynes, in each case after making due inquiry of their respective direct reports having primary responsibility for such matter.

Section 8.9 Remedies.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security).  All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

Section 8.10 Waiver of Jury Trial.  Each of the Parties hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each of the Parties hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 8.11 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 8.12 Seller Representative.  Buyer acknowledges and agrees that Seller Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, the Parties acknowledge and agree that Seller Representative shall have no liability to, and shall not be liable for any Losses of, any Buyer Indemnitee in connection with any obligations of Seller Representative or any other Party under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.

Section 8.13 Release.  Each Target Company, on the one hand, and each Member and each Member's heirs, beneficiaries, legal representatives, employees, assigns and successors (collectively, the "Member Releasees"), on the other hand, agree not to sue and fully release and discharge the other from any and all Losses, liabilities, covenants or proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which each may have had, have, or thereafter may have, against the other, relating to any matter or thing up until the date of this Agreement (the "Released Claims"); provided, that nothing in this Section 8.13 will be deemed to constitute a release by Buyer of any right to enforce its rights under this Agreement, any Transaction Documents, any claim arising from or relating to such agreements, bringing any claim against the Member Releasees arising from the transactions contemplated by this Agreement, or any other right or claim that shall arise from events following the Closing, including future employment by the Target Companies or Buyer of such Member and ownership of Rollover Equity following the Closing.  It is the intention of the Target Companies and each Member that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention each Target Company and each Member hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

Section 8.14 Company LLC Agreement; Termination of the Securityholders Agreement as of the Closing.  Each Member hereby acknowledges and agrees that each other Member and the Company has complied with all obligations under each of the Company LLC Agreement and the Securityholders Agreement in connection with the transactions contemplated by this Agreement and hereby releases each other Member from any claims and liabilities associated therewith.  The Company and each Member that is a party to the Securityholders Agreement hereby acknowledges and agrees that, effective as of the Closing, (i) the Securityholders Agreement will terminate without any further action on the part of any party thereto, and will be of no further force and effect and (ii) neither the Company nor any Member that is a party thereto will have any further rights or obligations with respect to the Securityholders Agreement from and after the Closing.

                     ARTICLE 9

SELLER REPRESENTATIVE

Section 9.1 Authority of Seller Representative

.

(a) On behalf of the Members, and in order to facilitate the consummation of the transactions contemplated by this Agreement, Seller Representative shall have the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which Seller Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Seller Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Seller Representative, in its sole discretion, may deem necessary or desirable;

(iii) to collect, receive and direct the payment of all moneys and other proceeds and property payable to, or for the benefit of, the Members pursuant to the terms of this Agreement or the Escrow Agreement, subject to any out-of-pocket expenses incurred by Seller Representative, and to disburse, pay or cause the payment of the same (as well as any unused Expense Funds (as herein defined) as provided in Section 9.1(b)) to each of the Members in accordance with the applicable percentages set forth on Exhibit E; provided, that with respect to any funds available to be paid to Members pursuant to the terms of this Agreement or the Escrow Agreement on any particular date,

Seller Representative will use reasonable efforts to make sure such funds are delivered to each Member on the same date as such funds are delivered to each other Member;

(iv) to enforce and protect the rights and interests of the Members and to enforce and protect the rights and interests of Seller Representative arising out of or under or in any manner relating  to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article 7 hereof), and to take any and all actions which Seller Representative believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the Members, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a "Claim") against Buyer and/or the Company, defending any Third Party Claims or Claims by the Buyer Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Buyer, the Company and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, the Company or any other person, or by any federal, state or local Governmental Entity against Seller Representative and/or any of the Members, the Escrow Funds, and receive process on behalf of any or all Members in any such claim, action, proceeding or investigation and compromise or settle on such terms as Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as Seller Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(v) to refrain from enforcing any right of the Members or any of them and/or Seller Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of Seller Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Seller Representative or by the Members unless such waiver is in writing signed by the waiving Party or by Seller Representative; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as Seller Representative, which out-of-pocket expenses Seller Representative may cause to be reimbursed to Seller Representative from any distribution from the Escrow Account for the benefit of the Members or from any payment to be made pursuant to Section 1.4(d)(i) hereof.  In connection with the foregoing, at the Closing, the Buyer or the Company shall transfer $75,000 (the "Expense Funds") to Seller Representative, to be used by Seller Representative to pay out-of-pocket expenses incurred by Seller Representative in its capacity as Seller Representative.  Once Seller Representative determines, in its sole discretion, that Seller Representative will not incur any additional out-of-pocket expenses in its capacity as Seller Representative, then Seller Representative will distribute the remaining unused Expense Funds, if any, to the Members pursuant to, and as provided in, Section 9.1(a)(iii) hereof.  In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Seller Representative hereunder (i) Seller Representative shall incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or gross negligence, and (ii) Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Seller Representative pursuant to such advice shall in no event subject Seller Representative to liability to any Members.

(c) To the extent Seller Representative receives any written notice from Buyer, or delivers any written notice to Buyer, in each case, under this Agreement or the Escrow Agreement, or enters into any amendment to this Agreement or the Escrow Agreement, Seller Representative shall promptly provide a copy of such written notice or amendment to each of the Members; provided, however, that in the event Seller Representative contemplates entering into any amendment of this Agreement or the Escrow Agreement, Seller Representative shall provide reasonable advance notice of the contemplated amendment, and a reasonable opportunity to comment, to each holder of more than 1,000,000 Class A Common Units of the Company immediately prior to the Closing.

(d) All of the immunities and powers granted to Seller Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement and/or the Escrow Agreement.

(e) Buyer shall have the right to rely upon all actions taken or omitted to be taken by Seller Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Members.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Unit Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

HOME HEALTH CARE HOLDINGS, LLC

By:  /s/ Dale Clift
Name:  Dale Clift
Title:    Chief Executive Officer

EMERITUS CORPORATION

By:  /s/ Mark A. Finkelstein
Name:  Mark A. Finkelstein
Title:   EVP Corporate Development and Corporate Counsel

EMERICARE NOC LLC

By:  /s/ Mark A. Finkelstein
Name:  Mark A. Finkelstein
Title:   EVP Corporate Development and Corporate Counsel

AFFECTIONATE HOME HEALTH CARE, LLC

By:  /s/ Dale Clift
Name:  Dale Clift
Title:    Chief Executive Officer

/s/ Dale Clift
Dale Clift

[Continuation of Signature Page to this Unit Purchase Agreement]

KINDERHOOK CAPITAL FUND I, L.P.
By:           Kinderhook Capital Fund I GP, LLC
Its:           General Partner

By:  /s/ Christian P. Michalik
Name:  Christian P. Michalik
Title:    Managing Director

KINDERHOOK CAPITAL SBIC FUND I, L.P.

By:           Kinderhook Capital SBIC Fund I GP, LLC
Its:           General Partner

By:  /s/ Christian P. Michalik
Name:  Christian P. Michalik
Title:    Managing Director

TSF VENTURES II, L.L.C.

By:  /s/ Todd S. Farha
Name:  Todd S. Farha
                                                                                          Title:  Manager

/s/ John McElligot
John McElligot

/s/ Jamie S. Hynes
Jamie S. Hynes

/s/ Kimberly A. Wier
Kimberly A. Wier

KINDERHOOK INDUSTRIES, LLC,

as Seller Representative

By:  /s/ Christian P. Michalik
Name: Christian P. Michalik
Title:    Managing Director